Exhibit 10.8

Strategic Sales Contracts

Contract No.:

Signing Place: HONG KONG

Date of Signing: 20/04/2022

Buyer (Party A): SINGAPORE GARDEN TECHNOLOGY PTE. LTD.

Residence: 60 PAYA LEBAR ROAD #06-16 PAYA LEBAR SQUARE 409051

Seller (Party B): NEW GALION GROUP (HK) CO LTD

Residence: ROOM 1003, 10/F, TOWER 1, LIPPO CENTRE, 89 QUEENSWAY, ADMIRALTY HK

After full consultation between A and B, in the spirit of honesty and credit, the principle of equality and mutual benefit, enter into this contract in order to jointly comply.

Article 1 Name, species, specification and quality of the goods

1. Name, Species, Specification of the goods：Maritime Carbon Neutral Intelligent Control Platform

48500T Ship	Ship 1#	Ship 2#	Ship 3#	Ship 4#
Maritime Carbon Neutral Intelligent Carbon Platform	Unit price (million)	Unit price (million)	Unit price (million)	Unit price (million)
Total	33.520	31.348	31.167	30.986
Total: HK$127,021,000.00

System itemized price breakdown: see Annex 1.

2. Technical standards of the goods

In accordance with the agreed quality and technical standards and signed standards “48500T bulk carrier waste heat recovery drying Wood System Technical Agreement” implementation.

Article 2 The quantity of goods and unit of measurement, measurement method

1. Quantity of goods: 4 sets of ships.

2. Unit of measurement, measurement methods: In accordance with the agreed quality and technical standards.

Article 3 packaging standards of goods: Contract goods outer packaging provided by Party B, using national and relevant industry standard packaging materials, in line with the characteristics of the goods, to meet the requirements of loading and transport without damage.

Article 4 Delivery unit, delivery method, mode of transport, arrival place of the goods

1．Delivery method: Party B delivery.

2．Mode of transportation: Land transportation.

3．Place of arrival & Receiving unit: the place of arrival shall be 48500T bulk carrier berthing terminal, and the receiving unit shall be the owner.

(If Party A requests to change the place of arrival or receiver, Party B should be notified 10 days before the delivery deadline specified in the contract, so that Party B can adjust its shipment plan; Party A and Party B should follow the relevant regulations for the transportation and loading and unloading of goods, and the transportation department for exchange procedures, records, signed by both parties, to clarify the responsibilities of Party A, Party B and the transportation department.)

Article 5 Delivery period and delivery conditions of the goods

1. Deliver the first set of system before July 1, 2022, and the subsequent sets of equipment will be delivered, installed and commissioned according to the owner’s ship schedule.

2. The delivery conditions are：Party B receives the corresponding payment from Party A as stipulated in paragraph 6 of this contract. If Party A postpones the payment of goods, Party B has the right to postpone the delivery accordingly, and Party B will not bear any responsibility.

(The date shall be the date of arrival of Party B’s goods at the designated site. Party B shall notify Party A of the receipt of the goods __1___ days before the delivery date.)

Article 6 Price of goods and settlement of payment

The total price of this contract is: HK$127,021,000.00

(The total contract price includes the cost of packaging materials under normal shipping conditions and in accordance with national and related industry standards)

2. Payment for the goods shall be settled in the following manner: (based on the amount of a single ship as the basis of payment price)

(1) Party A shall pay 30% of the final price as advance payment after the completion of the ship modification design and passing the final account

(2) Party A shall pay 50% of the final price as shipment within 7 days from the date of receipt of shipment notice from Party B

(3) Party B shall pay 10% of the final price as commissioning payment within 7 days after the equipment and system interconnection is supplied and confirmed by Party A in writing.

(4) Party B shall issue to Party A a quality guarantee letter of 10% of the total price of this contract, valid until the expiration of the warranty period agreed in this contract. If Party A receives the quality guarantee letter issued by Party B and does not raise objection to Party B within 7 days according to the agreement of this contract, Party A shall pay 10% of the total final price.

3. Party A shall pay Party B’s invoice in full, without any offset, counterclaim or deduction, and without any settlement discount or other special payment terms.

4. If Party A violates the payment obligation under this Contract, and the breach time exceeds thirty (30) days, Party B may notify Party A in writing to terminate this Contract immediately. Party B shall not bear any responsibility for this, while Party A shall still be liable in accordance with the relevant provisions of this Contract.

5. If Party B fails to meet Party A’s acceptance requirements due to construction period, technical indicators, etc., and the violation time exceeds sixty (60) days, Party A has the right to notify Party B in writing to terminate this contract immediately. Party B shall be liable for extension at 0.5% of the contract price per vessel per day, and the maximum breach of contract amount shall not exceed 10% of the contract price per vessel. If Party A does not terminate this contract, Party B still needs to carry out the work according to the technical requirements.

6. If Party A does not receive the goods to be provided by Party B under this contract as scheduled, liquidated damages shall be paid in accordance with 0.5% of the amount of deferred payment for every 1 day of delay, and if the delay in payment exceeds 20 days, Party A shall have the right to choose to terminate the contract or require Party B to pay liquidated damages; the liquidated damages shall not exceed 10% of the total final price of the contract. If Party B does not receive the payment due from Party A under this contract as scheduled, liquidated damages shall be paid in accordance with 0.5% of the deferred amount for every 1 day of delay, such as late payment for more than 10 days, Party B has the right to choose to terminate the contract or request Party A to pay liquidated damages, which shall not exceed 10% of the total final price of the contract.

Article 7 Time and method of acceptance and objection of goods

1. After Party A receives Party B’s goods, if Party A finds that the variety, type, specification and quality of the goods are not in accordance with the regulations, Party A shall take proper care of the goods and submit written objection to Party B within 7 days after receiving the goods; if Party A fails to notify Party B within the above-mentioned period, the goods shall be deemed to be accepted and qualified.

2. Party A shall not object to any deterioration in the quality of the goods due to poor use, storage and maintenance.

3. Party B shall be responsible for handling or giving a written reply opinion within 7 days after receiving Party A’s written objection.

(Party A in the written objection, should state the contract number, waybill number, car or ship number, delivery and arrival date; state the name, model, specification, logo, brand, batch number, certificate of conformity or quality assurance number, quantity, packaging, test method, inspection and test certificate of non-conforming goods; put forward the treatment of non-conforming goods.)

Article 8 Delivery.

1. If the goods are not dispatched to the place of delivery on the date they are ready for delivery due to Party A’s fault, it shall be deemed to be a breach of contract by Party A. In such case and without prejudice to any other rights of Party B under this Contract, Party B may take custody of the said goods at Party A’s risk and related costs. The warehouse receipt or the relevant certificate may be considered in all respects as a substitute for the delivery formalities and the performance of the relevant formalities may be deemed to complete the delivery of the goods.

2. In any event, delivery of the goods by Party B is subject to Party A having fulfilled its payment obligations in accordance with the requirements of this contract. Party B retains ownership of all goods and spare parts and the above rights shall only be automatically transferred to Party A when Party A has paid the full contract price and Party B has received such payment.

3．If the delay in delivery is due to force majeure or other reasons beyond Party B’s control or due to Party A’s actions or omissions (including but not limited to delay in providing technical documents to Party B, etc.), Party B shall be given a certain amount of delivery. The delivery grace period, the period of grace equal to the duration of the above reasons for the delay in delivery. Party B shall not pay any consideration for such grace period, and Party A shall pay all additional costs for delayed delivery caused by Party A, including but not limited to storage fees for the goods.

4. Party A shall not refuse Party B’s delivery or refuse to accept the goods on the grounds of minor defects or insufficiencies that do not interfere with the normal operation of the goods. However, Party B shall agree to make compensation for these defects after delivery of the goods in accordance with the contract.

5. If the delivery is delayed due to Party B’s reasons, then Party B shall pay Party A liquidated damages for the part of the delayed delivery according to the annual loan interest rate of the People’s Bank of China during the delayed delivery period until Party A receives the part of the goods. The limit of the liquidated damages paid by Party B is 10% of the total price of the single-vessel contract, and the liquidated damages are the only exclusive compensation that Party A can get for Party B’s overdue delivery.

Article 9 Warranty

1. The warranty period shall be 2 years from the time you deliver the Goods to us/our designated place or a place agreed by both parties. In no event shall the warranty period for any part of the Goods exceed 18 months from the commencement of the initial warranty period specified in this clause.

2. During the warranty period, if there is any problem with the goods due to defects in design, material or production process, Party A shall immediately notify Party B and take appropriate measures to stop the expansion of the defects. Party B shall repair the defects and replace the parts as soon as possible after Party A has been notified. Otherwise, Party B shall not be liable for the expanded portion of the loss. In order to secure this repair, any warranty claims and requests against this warranty shall be made in writing without delay during the warranty period.

3. The replaced parts are the property of you. You shall only bear the cost of repairing or replacing the defective parts at our workplace and the cost of transporting the defective, to be repaired, to be replaced parts between the respective manufacturer’s workplace and the place of delivery originally agreed in the delivery terms.

4. Warranty obligations do not cover the cost of any consequential damages. Indirect damages include, but are not limited to, loss of profits, loss of use, loss of production, investment costs and costs associated with operational interruptions, loss of anticipated savings, or special, indirect or consequential damages of any nature.

5. This warranty is the only warranty applicable to the goods and is expressly in lieu of any other warranties, express or implied, against non-performance or defective performance and any other obligations and liabilities hereunder or under law.

Article 10 Intellectual Property Rights

Both A and B agree by consultation that the ownership of intellectual property rights (including but not limited to copyrights, patents and trademarks) of the products mentioned in Article 1 of this contract shall be owned by Party A.

Article 11 Compensation

This clause has stipulated all the possible breaches of the contract by Party B and the corresponding consequences, as well as the rights and claims of Party A. Under no circumstances shall Party B be liable for any indirect, subsequent, special, temporary or incidental arising out of or in connection with the design, sale, delivery, service, use or operation of the Goods or spare parts or any other components. be liable for damages, nor for loss of time, inability, actual or potential use of the goods or spare parts, arising out of or in connection with the design, sale, delivery, service, use or operation of the goods or spare parts or any other components loss of profits or revenue, costs of replacing goods or spare parts and loss of other property (including loss of goods in which Party A has title), labor costs, costs of dismantling or unloading the goods or spare parts or any part thereof, or any additional testing responsible for the costs. However, if Party B has intentional or gross negligence, the above disclaimer of Party B does not apply.

Under no circumstances shall both parties be liable for any unforeseen damages at the time of the conclusion of this contract.

Without prejudice to other general principles of this contract, the amount of compensation for all liabilities undertaken by Party B shall not exceed 10% of the total price of this contract.

Article 12 Force Majeure

Force majeure event means an event that cannot be foreseen by a party, cannot be avoided and cannot be overcome. This includes, but is not limited to, new prohibitions or actions by government or public agencies, riots, war or hostilities, unrest, strikes, epidemics, fires, earthquakes, storms, tsunamis or other natural disasters.

If such force majeure event occurs at the supplier selected by you to complete the delivery, it shall be deemed to be a force majeure event on your part.

If either party cannot perform the contract due to force majeure, it shall promptly inform the other party of the reasons for not being able to perform or not being able to perform completely, so as to mitigate the losses that may be caused to the other party, and after obtaining certification from the relevant agencies, it shall be allowed to postpone the performance, partial performance or non- performance of the contract, and may be partially or fully exempted from liability for breach of contract according to the circumstances.

Article 13 Dispute Resolution

The liquidated damages, compensation, storage and maintenance fees and various economic losses that should be repaid according to the provisions of this contract shall be paid within 10 days after the responsibility is clarified, otherwise they shall be treated as late payment.

In case of disputes arising from this contract, the parties shall promptly negotiate for settlement, and if the negotiation fails, sue in the court of the defendant’s location.

Article 14 Contract Confirmation

(1) The contract signed and sealed by both parties shall be effective, and the contract equipment manufacturing cycle shall be counted from the effective date of the contract.

(2) For the equipment of ships 1# --- 4#, Party A shall issue a single ship contract execution notice and the technical plan signed by both parties (according to the actual situation, one plan per ship), as the official construction basis.

(3) If the technical status changes, the equipment price can be increased or decreased according to the actual situation in the form of a single ship contract change order.

(4) “Technical Agreement on Waste Heat Recovery Drying Wood System for 48,500T Bulk Carrier” is attached as Annex 2 of this contract and has the same legal status as this contract. During the execution period of the contract, neither Party A nor Party B shall change or cancel the contract at will. If there are any matters not covered in the contract, supplementary provisions shall be made through mutual negotiation between the two parties, and the supplementary provisions shall have the same effect as the contract. The original of this contract is in 8 original copies, and each party holds 4 copies.

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Party A Purchaser	Party B Seller
SINGAPORE GARDEN TECHNOLOGY PTE. LTD (Seal)	NEW GALION GROUP (HK) CO LTD (Seal)
Address: 60 PAYA LEBAR ROAD #06-16 PAYA LEBAR SQUARE 409051	Address: ROOM 1003, 10/F, TOWER 1, LIPPO CENTRE, 89 QUEENSWAY, ADMIRALTY
Entrusted Agent: /stamp/	Entrusted Agent: /s/ Zhang Dong
Signing Date:	Signing Date:
Postal Code: 409051	Postal Code:
Tel. (Fax): +65 6518 9175	Tel. (Fax):
Bank Account: 0720409450 (DBS)	Bank Account: 36811582228 (SCBLHK)
UEN: 202016481R	Certificate No.: